Exhibit 10.1

TRANSACTION AGREEMENT

DATED AS OF JULY 31, 2018

BY AND BETWEEN

ABP TRUST

a Maryland statutory trust

AND

THE RMR GROUP LLC

a Maryland limited liability company

TABLE OF CONTENTS

SECTION 1. Definitions	1
1.1 Definitions	1

SECTION 2. Formation and Management of the Partnership	2
2.1 Formation	2
2.2 Partnership Agreement	2
2.3 Management	2
2.4 Transaction Expenses	3

SECTION 3. Contribution and Subscription	3
3.1 Contribution and Subscription Agreement	3

SECTION 4. Miscellaneous	4
4.1 Notices	4
4.2 Amendments	5
4.3 Assignment; Successors and Assigns	5
4.4 Severability	5
4.5 Counterparts Complete Agreement, Etc.	5
4.6 Section and Other Headings	5
4.7 Governing Law	5
4.8 Arbitration	6

Schedule A — Contributed Properties

i

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”) is executed as of July 31, 2018 by and between ABP Trust, a Maryland statutory trust (together with its subsidiaries, “ABP”) and The RMR Group LLC, a Maryland limited liability company (“RMR”).

RECITALS

WHEREAS, ABP desires to sponsor a private, open ended, real estate investment fund under the name “RMR Office Property Fund LP” (the “Partnership”) for investment in primarily commercial office properties and to contribute the Contributed Properties (defined below) to the Partnership;

WHEREAS, RMR desires to expand its business with respect to the management of private investment funds such as the Partnership; and

WHEREAS, the parties have agreed to enter into this Agreement to set forth certain understandings as to the terms on which ABP will form, and contribute the Contributed Properties to, the Partnership and RMR will provide management services to, and invest in, the Partnership;

NOW, THEREFORE, in consideration of the foregoing and the other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

SECTION 1.                         Definitions.

1.1                               Definitions.  Capitalized terms used in this Agreement shall have the meanings set forth below or in the section of this Agreement referred to below.

“AAA” has the meaning given such term in Section 4.8(a).

“ABP” has the meaning set forth in the preamble.

“Agreement” has the meaning set forth in the preamble.

“Appellate Rules” has the meaning given such term in Section 4.8(g).

“Award” has the meaning given such term in Section 4.8(e).

“Contributed Properties”  means the properties listed on Schedule A attached hereto, including all buildings and improvements and ABP’s right, title and interest in (i) all easements, rights of way, privileges, licenses and appurtenances with respect thereto; (ii) all fixtures, machinery, systems, equipment and items of tangible personal property attached or appurtenant to, located on or used in connection with the ownership, use, operation or maintenance of such properties; and (iii) all intangible property (including leases, contracts and licenses and permits), to the extent transferable, arising from or used in connection with the ownership, use, operation or maintenance of such properties.

“Contribution Agreement” has the meaning given such term in Section 3.1.

“Contribution Date” means the date that the contribution of the Contributed Properties to the Partnership is completed.

“Disputes” has the meaning given such term in Section 4.8(a).

“General Partner” has the meaning set forth in Section 2.1.

“Management Agreements” has the meaning set forth in Section 2.3.

“Partnership” has the meaning set forth in the Recitals.

“Partnership Agreement” has the meaning set forth in Section 2.2.

“Property Management Agreement” has the meaning set forth in Section 2.3.

“RMR” has the meaning set forth in the preamble.

“Rules” has the meaning given such term in Section 4.8(a).

“Services Agreement” has the meaning given such term in Section 2.3.

“Units” has the meaning set forth in Section 2.2.

SECTION 2.                         Formation and Management of the Partnership.

2.1                               Formation.  The Partnership shall be formed as a Delaware limited partnership with a newly formed subsidiary of ABP serving as the general partner of the Partnership (the “General Partner”) and ABP and RMR as the initial limited partners of the Partnership.

2.2                               Partnership Agreement.  The initial limited partnership agreement for the Partnership (the “Partnership Agreement”) shall be on such terms and conditions as are mutually acceptable to each of ABP and RMR; provided, however, the initial Partnership Agreement will provide that (i) the Partnership will seek to acquire primarily commercial office properties in the United States, but will not otherwise be restricted in the type, size, or location of the commercial real estate assets in which it may invests; (ii) no management or incentive fees or “carry” will be paid to the General Partner of the Partnership; (iii) the General Partner will not be obligated to make any capital contributions to, and will not have any economic interest in, the Partnership; (iv) the units of limited partnership interest in the Partnership (“Units”) held by each of ABP and RMR will be the same class of Units with the same rights and privileges (including rights to distributions from the Partnership); (v) additional Units may be offered by the Partnership to other qualified investors from time to time; and (vi) subject to certain limitations, including the availability of funds, limited partners of the Partnership will have the periodic right to request redemption of their Units.

2.3                               Management.  The Partnership will engage RMR to provide property management, real estate management and administrative services to the Partnership and its properties pursuant to a Real Estate Asset Management and Administrative Services Agreement (the “Services Agreement”) and a Property Management Agreement (the “Property Management Agreement” and collectively with the Services Agreement, the “Management Agreements”).  The Management Agreements will be entered into contemporaneously with the Partnership Agreement and shall be on such terms and conditions as are mutually acceptable to each of ABP and RMR; provided, however, the Management Agreements will provide that (i) RMR will receive (x) an annual management fee of 1.00% of the net asset value of the Partnership for RMR’s services under the Services Agreement, (y) an annual management fee of 3.00% of gross collected rents from the Partnership’s properties as well as a construction supervision fee of 5.00% of the costs of construction of improvements at the Partnership’s properties for its services under the Property Management Agreement, and (z) RMR will be entitled to customary indemnification from the Partnership and reimbursement of its expenses under the Management Agreements; and (ii) the

Management Agreements will be subject to termination prior to liquidation of the Fund upon removal of the General Partner as the general partner of the Fund.

2.4                               Transaction Expenses.   RMR agrees that it shall bear and be responsible for (i) all organizational expenses of the Partnership through the Contribution Date, including in connection with (w) the drafting and negotiation of this Agreement, the Partnership Agreement, the Management Agreements, the Contribution Agreement and related documents, (x) the diligence and acquisition by the Partnership of the Contributed Properties, including survey expenses, all title insurance costs, premiums, and fees, (y) documentary, stamp, sales, intangible and other transfer taxes and fees incurred in connection therewith, and (z) state, city, county, municipal and other governmental recording and filing fees and charges; and (ii) all out of pocket costs of the Partnership in connection with the preparation and finalization of a private placement memorandum and form of subscription agreement for use in connection with the offer and sale of Units to third parties and related documents.  Amounts paid by RMR pursuant to this Section 2.4 will not be capital contributions by RMR to the Partnership and will not result in the issuance of any Units to RMR or reduce its unfunded capital commitment to the Partnership.  Except as otherwise set forth in this Section 2.4, each party shall bear and be responsible for its own costs and expenses in connection with the transactions contemplated by this Agreement.

SECTION 3.                         Contribution and Subscription.

3.1                               Contribution and Subscription Agreement.  Contemporaneously with the execution of the Partnership Agreement, ABP, RMR, the General Partner and the Partnership will enter into a Contribution and Subscription Agreement on terms acceptable to RMR and ABP (the “Contribution Agreement”).  Pursuant to the Contribution Agreement:

(a)               ABP will contribute (either directly or indirectly through the contribution of the equity of its title holding subsidiary) to the Partnership the Contributed Properties, free and clear of liens and encumbrances other than certain permitted exceptions, in exchange for the issuance of Units to ABP at an agreed to value of the Contributed Properties, based on current appraisals for the Contributed Properties obtained by RMR, of $206,300,000 and a Unit price of $1,000 per Unit.  The Contribution Agreement will also provide for the apportionment and allocation of rents, taxes, charges, costs, expenses and liabilities related to the Contributed Properties between ABP and the Partnership;

(b)               RMR will make a capital commitment to the Partnership in the amount of $100,000,000, which shall be callable from time to time by the General Partner in exchange for the issuance of Units to RMR based on a Unit price of the net asset value per Unit at the time of issuance.  RMR’s obligation to fund its capital commitment (to the extent not then funded) will expire one year following the date of RMR is admitted to the Partnership as a limited partner.  Unless otherwise agreed to by RMR, RMR’s capital commitment will be called before any capital commitments of limited partners admitted to the Partnership after RMR; and

(c)                The parties to the Contribution Agreement will make certain representations and warranties to each other that, subject to certain limitations and time periods, will survive the Contribution Date.

SECTION 4.                         Miscellaneous.

4.1                               Notices.

(a)               Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either in hand, by telecopier with confirmed receipt, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

(b)               All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, in the case of a notice by telecopier, and, in all other cases, upon the date of receipt or refusal.

(c)                All such notices shall be addressed,

if to ABP, to:

ABP Trust
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts  02458-1632
Attn:  Adam D. Portnoy
Telecopier No. (617) 928-1305

with a copy to:

Sullivan & Worcester LLP
One Post Office Square
Boston, Massachusetts  02109
Attn:  Nicole L. Rives
Telecopier No. (617) 338-2880

if to RMR, to:

The RMR Group LLC
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts  02458-1632
Attn:  Jennifer B. Clark
Telecopier No. (617) 928-1305

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
500 Boylston Street
Boston, Massachusetts  02116
Attn:  Margaret R. Cohen
Telecopier No. (617) 305-4859

and

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square

New York, NY  10036
Attn:  Evan R. Levy
Telecopier No. (917) 777-3889

(d)               By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

4.2                               Amendments.  This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

4.3                               Assignment; Successors and Assigns.  This Agreement and all rights and obligations hereunder shall not be assignable, directly or indirectly, by any party without the written consent of each other party.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.  Except to the extent provided in Section 4.8, this Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.

4.4                               Severability.  If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

4.5                               Counterparts Complete Agreement, Etc.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof.

4.6                               Section and Other Headings.  The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

4.7                               Governing Law.  This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of The Commonwealth of Massachusetts without regard to such state’s laws regarding conflict of laws.

4.8                               Arbitration.

(a)               Any disputes, claims or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including any disputes, claims or controversies brought by or on behalf of ABP, RMR, the General Partner or the Partnership or any holder of equity interests (which, for purposes of this Section 4.8, shall mean any holder of record or any beneficial owner of equity interests or any former holder of record or beneficial owner of equity interests) of ABP, RMR, the General Partner or the Partnership, either on his, her or its own behalf, on behalf of ABP, RMR, the General Partner or the Partnership or on behalf of any series or class of equity interests of ABP, RMR, the General Partner or the Partnership or holders of any equity interests of ABP, RMR, the General Partner or the Partnership against ABP, RMR, the General Partner or the Partnership or any of their respective trustees, directors, members, officers, managers (including The RMR Group Inc. or its successor), agents or employees, including any disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance, application or enforcement of this Agreement, including this arbitration agreement or the governing documents of ABP, RMR, the General Partner or the Partnership (all of which are referred to as “Disputes”), or relating in any way to such a Dispute or Disputes shall, on the demand of any party to such Dispute or Disputes, be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) then in effect, except as those Rules may be modified in this Section 4.8.  For the avoidance of doubt, and not as a limitation, Disputes are intended to include derivative actions against the trustees, directors, officers or managers of ABP, RMR, the General Partner or the Partnership and class actions by a holder of equity interests against those individuals or entities and ABP, RMR, the General Partner or the Partnership.  For the avoidance of doubt, a Dispute shall include a Dispute made derivatively on behalf of one party against another party.  For purposes of this Section 4.8, the term “equity interest” shall mean, (i) in respect of ABP, shares of beneficial interest of ABP, (ii) in respect of RMR, “membership interests” in RMR as defined in the Delaware Limited Liability Companies Act; (iii) in respect of the General Partner, “membership interests” in the General Partner as defined in the Delaware Limited Liability Companies Act and (iv) in respect of the Partnership, Units of the Partnership.

(b)               There shall be three (3) arbitrators.  If there are only two (2) parties to the Dispute, each party shall select one (1) arbitrator within fifteen (15) days after receipt by respondent of a copy of the demand for arbitration.  The arbitrators may be affiliated or interested persons of the parties.  If there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one (1) arbitrator within fifteen (15) days after receipt of the demand for arbitration.  The arbitrators may be affiliated or interested persons of the claimants or the respondents, as the case may be.  If either a claimant (or all claimants) or a respondent (or all respondents) fail(s) to timely select an arbitrator then the party (or parties) who has selected an arbitrator may request AAA to provide a list of three (3) proposed arbitrators in accordance with the Rules (each of whom shall be neutral, impartial and unaffiliated with any party) and the party (or parties) that failed to timely appoint an arbitrator shall have ten (10) days from the date AAA provides the list to select one (1) of the three (3) arbitrators proposed by AAA.  If the party (or parties) fail(s) to select the second (2nd) arbitrator by that time, the party (or parties) who have appointed the first (1st) arbitrator shall then have ten (10) days to select one (1) of the three (3) arbitrators proposed by AAA to be the second (2nd) arbitrator; and, if it/they should fail to select the second (2nd) arbitrator by such time, AAA shall select, within fifteen (15) days thereafter, one (1) of the three (3) arbitrators it had proposed as the second (2nd) arbitrator.  The two (2)

arbitrators so appointed shall jointly appoint the third (3rd) and presiding arbitrator (who shall be neutral, impartial and unaffiliated with any party) within fifteen (15) days of the appointment of the second (2nd) arbitrator.  If the third (3rd) arbitrator has not been appointed within the time limit specified herein, then AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.

(c)                The place of arbitration shall be Boston, Massachusetts unless otherwise agreed by the parties.

(d)               There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators.  For the avoidance of doubt, it is intended that there shall be no depositions and no other discovery other than limited documentary discovery as described in the preceding sentence.

(e)                In rendering an award or decision (an “Award”), the arbitrators shall be required to follow the laws of the State of Maryland without regard to principles of conflicts of law.  Any arbitration proceedings or Award and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.  An Award shall be in writing and shall state the findings of fact and conclusions of law on which it is based.  Any monetary Award shall be made and payable in U.S. dollars free of any tax, deduction or offset.  Subject to Section 4.8(g), each party against which an Award assesses a monetary obligation shall pay that obligation on or before the thirtieth (30th) day following the date of such Award or such other date as such Award may provide.

(f)                 Except to the extent expressly provided by this Agreement or as otherwise agreed by the parties, to the maximum extent permitted by Maryland law, each party involved in a Dispute shall bear its own costs and expenses (including attorneys’ fees), and the arbitrators shall not render an Award that would include shifting of any such costs or expenses (including attorneys’ fees) or, in a derivative case or class action, award any portion of ABP’s, RMR’s, the General Partner’s or the Partnership’s, as applicable, Award to the claimant or the claimant’s attorneys.  Each party (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third (3rd) appointed arbitrator.

(g)                Notwithstanding any language to the contrary in this Agreement, any Award, including but not limited to, any interim Award, may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (“Appellate Rules”).  An Award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired. Appeals must be initiated within thirty (30) days of receipt of an Award by filing a notice of appeal with any AAA office.  Following the appeal process, the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof.  For the avoidance of doubt, and despite any contrary provision of the Appellate Rules, Section 4.8(f) hereof shall apply to any appeal pursuant to this Section and the appeal tribunal shall not render an Award that would include shifting of any costs or expenses (including attorneys’ fees) of any party.

(h)               Following the expiration of the time for filing the notice of appeal, or the conclusion of the appeal process set forth in Section 4.8(g), an Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between those parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators.  Judgment upon an Award may be entered in any court having jurisdiction.  To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any Award made except for actions relating to enforcement of this agreement to arbitrate or any arbitral award issued hereunder and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

(i)                   This Section 4.8 is intended to benefit and be enforceable by ABP, RMR, the General Partner, the Partnership and their respective holders of equity interests, trustees, directors, officers, managers (including The RMR Group Inc. or its successor), agents or employees, and their respective successors and assigns and shall be binding upon ABP, RMR, the General Partner, the Partnership and their respective holders of equity interests, and be in addition to, and not in substitution for, any other rights to indemnification or contribution that such individuals or entities may have by contract or otherwise.

4.9                               Nature of Relationship.  This Agreement shall not create any partnership, joint venture, employment, or other relationship between ABP and RMR.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed instrument as of the date first above written.

ABP:

ABP TRUST, a Maryland statutory trust

By:	/s/ Adam D. Portnoy
Name:	Adam D. Portnoy
Title:	President

RMR:

THE RMR GROUP LLC, a Maryland limited liability company

By:	/s/ Matthew P. Jordan
Name:	Matthew P. Jordan
Title:	Executive Vice President, Chief Financial Officer and Treasurer

SCHEDULE A

Contributed Properties

100 Pennsylvania, Ave., Framingham, MA

42 Longwater Drive, Norwell, MA

9 Galen Street, Watertown, MA

795 Horsham Road, Horsham, PA

912 South Capital of Texas Highway, Austin, TX (Vista Ridge)

206 Wild Basin Road, Austin, TX (Wild Basin — Building 1)

206 Wild Basin Road, Austin, TX, a/k/a 134 N. Wild Basin Rd. (Wild Basin — Building 2)

7501 N. Capital of Texas Highway, Austin, TX (Reserve at Bull Creek — Building A)

7501 N. Capital of Texas Highway, Austin, TX (Reserve at Bull Creek — Building B)

7501 N. Capital of Texas Highway, Austin, TX (Reserve at Bull Creek — Building C)

4800 Westfields Blvd., Chantilly, VA (Stoneleigh — Building 1)

4840 Westfields Blvd., Chantilly, VA (Stoneleigh — Building 2)

14151 Newbrook Drive, Chantilly, VA (Glenview — Building 1)

14155 Newbrook Drive, Chantilly, VA (Glenview — Building 2)

14150 Newbrook Drive, Chantilly, VA (Glenbrook II)